Exhibit F-1(a)


                          (LETTERHEAD OF THELEN REID & PRIEST LLP)



                                December 11, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


            Re:   GPU, Inc., et al.
                  Declaration on Form U-1
                  SEC File No. 70-8937
                  --------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 1, dated September 19, 2000, to the Declaration on Form U-1, dated October 18, 1996, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU"), GPU Service, Inc. and GPU International, Inc., with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8937, and as to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as thus to be amended, is hereinafter referred to as the "Declaration.")

            The Declaration requests authority for GPU to guarantee the debt and other obligations of its direct and indirect subsidiaries that engage in brokering and marketing of electricity, natural gas and other energy commodities throughout the United States from time to time through December 31, 2003, in an aggregate principal amount of up to $150 million (the guarantee agreements being referred to herein as "Guarantees").

            We have reviewed the opinion of Berlack, Israels & Liberman LLP, dated December 30, 1996 and filed as Exhibit F-1 to the Declaration and the documents, instruments and agreements referenced therein. We have also examined a copy of the Commission's Orders dated April 10, 1997 and March 26, 1997, permitting the Declaration, as then amended, to become effective, and such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.

            Members of this firm have acted as counsel to GPU and to its subsidiaries for many years. In such capacity, we have



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participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            This opinion is limited to the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2(a) to the Declaration.

            Based upon and subject to the foregoing, and assuming (i) that the transactions therein proposed are carried out in accordance with the
Declaration, and (ii) compliance by GPU with the applicable guarantee limitations in its Amended and Restated Credit Agreement dated as of July 3, 1996, as amended, we are of the opinion that when the Commission shall have entered an order permitting the Declaration, as amended, to become effective forthwith,

                  (a) all State laws  applicable  to the  proposed  transactions will have been complied with,

                  (b)   GPU is validly organized and existing,

                  (c) the  Guarantees  will be valid and binding  obligations of
            GPU in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the availability of equitable remedies, and

                  (d) the  consummation  of the proposed  transactions  will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                Very truly yours,

                                THELEN REID & PRIEST LLP

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